Exhibit E-1




                               VENTURE DISCLOSURES




                         Licensing of Computer Programs
                           to Nonassociated Companies




       Pursuant to the provisions contained in the Securities and Exchange Commission's (SEC) Order dated August 29, 1990 for SEC File No. 70-7675, neither Jersey Central Power & Light Company, Metropolitan Edison Company nor Pennsylvania Electric Company entered into any transactions nor recognized any revenues during the calendar year 1996 for activity related to the licensing of computer programs to nonassociated companies.


































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